EXHIBIT 10-2-2

TEGNA INC.
SUPPLEMENTAL EXECUTIVE MEDICAL PLAN FOR RETIRED EXECUTIVES

Amendment No. 2

Effective December 6, 2016, TEGNA Inc. hereby adopts the following clarifying amendment, which reflects past and current administrative practice with respect to the TEGNA Inc. Supplemental Executive Medical Plan for Retired Executives, as follows:

1.	The “Eligibility” section is deleted in its entirety and replaced with the following:

ELIGIBILITY
This Plan covers (i) each retired executive who was a participant in the Supplemental Executive Medical Plan on December 31, 2010, and (ii) each executive whose employment terminates after December 31, 2010 and who was a participant in the Supplemental Executive Medical Plan immediately prior to his termination of employment, provided that on the date of such termination the executive had attained at least age 55 and had completed at least five years of service. The Plan also covers eligible dependents of a deceased eligible former executive who died while a participant in the Supplemental Executive Medical Plan or this Plan. Any former executive who becomes eligible after the effective date of the Plan will be eligible with respect to any covered medical expenses incurred by such executive or eligible dependents on or after the date of eligibility under the Plan. A former executive’s eligible dependents will include parents and parents-in-law if they are legal dependents under the Internal Revenue Code, as well as those individuals who would qualify as eligible dependents under the Company’s medical plans. Only those eligible dependents who were covered by the Supplemental Executive Medical Plan on December 31, 2010, or who were covered by the Supplemental Executive Medical Plan immediately prior to the executive’s termination of employment that occurred after December 31, 2010, are eligible to participate, and no new dependents may be enrolled after those respective dates. Eligibility will continue for the eligible dependents of a deceased eligible former executive.

Retired executives and their eligible dependents must be enrolled in other primary medical coverage that constitutes Minimum Essential Coverage under the Affordable Care Act (“Other Primary Medical Coverage”) in order to participate. Where the Other Primary Medical Coverage is Medicare, the individual must be enrolled in Medicare Parts A, B, and D (or an equivalent Medicare plan, such as a Medicare Advantage plan with prescription drug coverage).
This Plan does not cover any retired executive or their eligible dependents if that retired executive is a “SpinCo Group Employee” or “Former SpinCo Group Employee” as defined under the Employee Matters Agreement.
IN WITNESS WHEREOF, TEGNA Inc. has caused this Amendment to be executed by its duly authorized officer as of December ___, 2016.

Dated:______________________        TEGNA INC.

By: ____________________________________
Name:
Title:

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